Exhibit 10.18
AGREEMENT ON TERMINATION OF
EMPLOYMENT CONTRACT
THIS AGREEMENT (the “Agreement”) is made in Shanghai, People’s Republic of China (“PRC”) on March, 13, 2008, by and between:
(1) KEYUAN SEMICONDUCTOR (SHANGHAI) CO., LTD. (the “Company”), a company established and existing under the laws of the PRC having its registered address at Room 318 Building A, No. 563, Song Tao Road, Zhangjiang, Shanghai, PRC, and
(2) Wu Bin (the “Employee”), whose Identification No. is 211901682 who is also identified as Employee 81789 in the Company.
The Company and the Employee shall hereinafter individually be referred to as a “Party” and collectively as the “Parties”.
WHEREAS, the Company and the Employee entered into an employment contract on Dec, 29, 2007 (the “Employment Contract”);
WHEREAS, the Company and the Employee agree to terminate the Employment Contract according to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual agreements and promises expressed in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties have agreed as follows:

1. Termination by Agreement
The Employment Contract shall be terminated upon execution of this Agreement.
2. Waiver
The Employee hereby waives any claim for any requirement for a notice period to terminate the Employment Contract.
3. Payment
3.1 The Company shall make the following payments to the Employee in a lump sum upon receipt of the materials and documents as detailed in Section 3.2 hereunder:
(a) RMB84797, equal to [one (1)] months salary of the Employee and in consideration of the Employee’s waiver in Article 2 above;
(b) RMB612614, being severance pay to the Employee calculated according to the applicable PRC labor laws and the Employment Contract;
(c) RMB84797, equal to one (1) month salary of the Employee and in consideration of the Employee’s execution of the General Release of All Claims, which is annexed to this Agreement as Annexure A.
The above payments shall be in full satisfaction of all sums due and payable to the Employee by the Company.
3.2 Before the Company makes any payment referred to in Section 3.1 above, it shall have received the following materials and documents from the Employee:

(a)	All property of the Company which are in the possession or control of the Employee during his/her employment with the Company;

(b)	Duly signed:
(i)	Employee Termination Proprietary Rights Statement, namely Exhibit B of the Confidentiality Agreement referred to in Clause 4 below; and

(ii)	General Release of All Claims annexed hereto as Annexure A.
4. The Confidentiality Agreement
The Confidentiality, Intellectual Property Rights and Non-Solicitation provisions in the Confidentiality Agreement signed by the Company and the Employee on or immediately (the “Confidentiality Agreement”, attached as Annexure B hereto) after the hire date of the Employee shall survive the termination of the Employment Contract.
5. Invalidity
In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
6. Languages
This Agreement shall be written in both English and Chinese. If there is any conflict between the English and Chinese versions, the English version shall prevail.

7. Counterparts
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.
The Company and the Employee have executed this Agreement on the date first above written.

Keyuan Semiconductor (Shanghai) Co. Ltd.,

By:	/s/ Ho Wah Yam

Name	Ho Wah Yam

Title:	Senior Manager, Human Resources (Asia)
Employee

By:	/s/ Bin Wu

Name	Bin Wu

Annexure A	General Release of All claim

Annexure B	Confidentiality Agreement

GENERAL RELEASE OF ALL
CLAIMS
In consideration of the severance compensation and benefits paid to me by Keyuan Semiconductor (Shanghai) Co., Ltd. in connection with the termination of my employment, my family members, heirs, successors and assigns, and I (collectively, the “Releasing Parties”) hereby fully and forever RELEASE and DISCHARGE Keyuan Semiconductor (Shanghai) Co., Ltd., Caretta Integrated Circuits and Cirrus Logic, Inc. (collectively, the “Company”), its officers, directors, agents, employees, subsidiaries, affiliated entities, employer sponsored employee benefit and welfare benefit plans, trustees and administrators of such plans, and assigns of the persons and entities named above (hereinafter, together with the Company, collectively called the “Released Parties”) from all claims and causes of action arising out of or relating in any way to my employment with the Company, including the termination of my employment, as set forth in this GENERAL RELEASE OF ALL CLAIMS (the “Release”).
1. Termination Date. I understand that my effective date of termination from the Company is March, 13, 2008 (the “Termination Date”).
2. Release. The Company has fulfilled all its obligations required by applicable laws and regulations with regard to the termination of my employment with the Company, and the additional benefits offered in the Termination Agreement. I understand and agree that this Release is a full and complete waiver of all claims, including, but not limited to, any claim or demand based on any foreign, federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of my employment relationship with the Company, such as wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, any foreign law (including, without limitation, the laws of Hong Kong SAR, the State of Texas, or any other state); intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Texas Commission on Human Rights Act; the Texas Wage Payment Statute, and any provision of the Texas Labor Code, any foreign law, including without limitation, any employment or labor law of China.

This Release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, vacation leave benefits, past and future medical or other employment benefits (except as to which there is, as of the Termination Date, existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is, as of the Termination Date, vested entitlement), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney’s fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of my employment relationship with the Company. This Release does not apply to any rights or claims that may arise after the date it is executed.
3. Return of Company Property. I declare that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

4. Nonprosecution.
(a)	Except as requested by any of the Released Parties or as compelled by law or judicial process, I will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, any provisions of the Texas Labor Code or any other foreign, federal, state, or local law, including without limitation, any employment or labor law of China involving the formation, continuation, or termination of my employment relationship, or the employment of other persons, by the Company, or (ii) in any other litigation against any of the Released Parties.

(b)	Except as permitted by law, I will not initiate any investigation, inquiry, or any other action of any kind, including an administrative charge with any governmental agency, with respect to the Company’s facilities, employment practices or sales or business operations, relating to the termination of my employment as provided for in this Release.

5. Disparagement. I will not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s business or employment practices, or any other disparaging or derogatory remarks about any of the Released Parties.
6. Cooperation. I will cooperate fully and completely with any of the Released Parties, at their request, in all pending and future litigations involving the Company or any of the other Released Parties. This obligation includes promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to me. If I appear as a witness in any pending or future litigation at the request of the Company or any of the other Released Parties, I understand that the Company agrees to reimburse me, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by me as a result of my testimony.
7. Nonsolicitation. For a period of one year following the Termination Date, and thereafter to the extent provided by law, I will not directly or indirectly, for my own account or for the benefit of any other person or party:
(a)	Solicit, induce, entice, or attempt to entice any employee, contractor, or subcontractor of the Company to terminate his or her employment or contract with the Company; or

(b)	Solicit, induce, entice, or attempt to

entice any customer or supplier of the Company, including any firms that have been customers or suppliers of the Company within one year preceding the Termination Date, to terminate its business relationship with the Company.
I understand that should I breach this obligation, the Company will be entitled to enforce the provisions of this paragraph by seeking injunctive relief in addition to recovering any monetary damages the Company may sustain as a result of such breach, and I may be required to repay the severance provided by the Agreement.
8. Authority to Execute; Indemnification for Claims. I represent and warrant that I have the authority to execute this Release on behalf of all the Releasing Parties. I agree to indemnify fully and hold harmless the Company and any of the other Released Parties from any and all claims brought by the Releasing Parties or derivative of my own, including the amount of any such claims the Company or any of the other Released Parties are compelled to pay, and the costs and attorneys’ fees incurred in defending against all such claims.
9. Confidentiality. I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

10. Consultation with Attorney. I hereby acknowledge that I have read and understand the foregoing Release and that I sign it voluntarily and without coercion. I further acknowledge that I was given the opportunity to consult with an attorney of my own choosing (if I so desired) concerning the waivers contained in this Release, and that the waivers herein are made knowingly, consciously and with full appreciation that I am forever foreclosed from pursuing any of the rights so waived. I understand that this Release does not apply to any claim that may arise after the date of this Release.
11. Governing Law and Interpretation. This Release and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas. Any disputes under this Release must be brought in any Court in Travis County, Texas. If any provision of this Release is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Release, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Release shall remain in full force and effect. If any provision of this Release is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12. Breach of Release. I agree that should I fail to comply with any of my obligations as set forth in this Release, the Company will have no obligation to pay me the severance compensation, and I may be required to repay it; but all other provisions of this Release shall remain in full force and effect. I understand that I may also be liable for the Company’s damages and its attorneys’ fees and expenses resulting from my breach of any provision in this Release.
13. Expiration of Offer. I understand that the Company’s offer to pay additional severance benefits in exchange for this Release will expire seven days after I was provided with the terms of this offer for my consideration. 1 further understand that I may accept this offer at any time before the expiration by signing this letter below and returning it confidentially to the Human Resources Department.
14. Languages. This Release shall be written in both English and Chinese. If there is any conflict between the English and Chinese versions, the English version shall prevail.
Date delivered to employee on March, 13, 2008
Executed this ___day of ___2008

By:	/s/ Bin Wu

Name:	Bin Wu
Employee Number:
Keyuan Semiconductor (Shanghai) Co. Ltd.,

By:	/s/ Ho Wah Yam

Ho Wah Yam,
Human Resources, Asia Pacific Senior Manager,
Keyuan Semiconductor (Shanghai) Co. Ltd.,

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